Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 of our report dated March 15, 2007 relating to the consolidated financial statements of Rosetta Resources Inc. (successor) as of December 31, 2006 and 2005 and for the year ended December 31, 2006 and six months ended December 31, 2005, which appears in Rosetta Resources Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
March 22, 2007